                                                                    EXHIBIT 10.4

                        SECOND AMENDMENT AND AGREEMENT TO
            CONSIGNMENT, FORWARD CONTRACTS AND TRADING LINE AGREEMENT

      This Second Amendment and Agreement to Consignment, Forward Contracts and Trading Line Agreement is made as of April 16, 2002, by and between FLEET PRECIOUS METALS INC., a Rhode Island corporation with offices at 111 Westminster Street, Providence, Rhode Island 02903 ("FPM"), and WOLVERINE TUBE, INC., a Delaware corporation with its principal place of business at 200 Clinton Avenue, Suite 1000, Huntsville, Alabama 35801 ("Wolverine Tube"), WOLVERINE TUBE (CANADA) INC., an Ontario corporation with its principal place of business at 200 Clinton Avenue, Suite 1000, Huntsville, Alabama 35801 ("Wolverine Canada"), and WOLVERINE JOINING TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at 235 Kilvert Street, Warwick, Rhode Island 02886 ("Wolverine Joining") (Wolverine Tube, Wolverine Canada and Wolverine Joining are hereinafter sometimes referred to individually as a "Company" and collectively as the "Companies").

                                WITNESSETH THAT:

      WHEREAS, FPM and the Companies are parties to a certain Consignment, Forward Contracts and Trading Line Agreement dated as of March 28, 2001, as previously amended (as amended, the "Consignment, Forward Contracts and Trading Line Agreement") pursuant to which FPM agreed to extend certain consignment and other credit facilities to the Companies, on the terms and conditions contained therein; and

      WHEREAS, the parties hereto desire to amend the Consignment, Forward Contracts and Trading Line Agreement as hereinafter provided;

      NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. All capitalized terms used herein without definition shall have the meanings assigned by the Consignment, Forward Contracts and Trading Line Agreement.

      2. Effective the date hereof, the Consignment, Forwards Contracts and Trading Line Agreement is amended by deleting the following definitions in their entirety: "Asset Sale" (Paragraph 1.3); "Consolidated Adjusted EBITDA" (Paragraph 1.15); "Consolidated Capital Expenditures" (Paragraph 1.16); "Consolidated Cash Flow" (Paragraph 1.17); "Consolidated Fixed Charges" (Paragraph 1.18); "Consolidated Interest Expense" (Paragraph 1.19); "Consolidated Net Income" (Paragraph 1.21); "Consolidated Total Debt" (Paragraph 1.22); and "Net Profit" (Paragraph 1.42).

      3. Effective the date hereof, definition of "Credit Agreement" set forth in Paragraph 1.23 of the Consignment, Forward Contracts and Trading Line Agreements is amended in its entirety to read as follows:

            "1.23. "Credit Agreement" means that certain Credit Agreement among the Companies and certain other subsidiaries of Wolverine Tube, Wachovia Bank, N.A., as Administrative Agent, and the financial institutions listed on the signature pages thereto, dated as of March 27, 2002, as amended from time to time."

      4. Effective the date hereof, Paragraph 1 of the Consignment, Forward Contracts and Trading Line Agreement is amended by adding the following definitions to read in their entirety as follows:

            "1.57. "Capital Expenditures" means any current expenditure by the Consolidated Parties for fixed or capital assets as reflected on the financial statements of the Consolidated Parties, as prepared in accordance with GAAP.

            1.58. "Consolidated Cash Interest Expense" means, for any period, whether expensed or capitalized, all cash interest expense of the Consolidated Parties for such period, net of interest income for such period, all as determined in accordance with GAAP.

            1.59. "Consolidated Cash Taxes" means, for any applicable period of computation, the aggregate of all taxes of the Consolidated Parties determined in accordance with applicable law and GAAP applied on a consistent basis, to the extent the same are paid in cash during such period.

            1.60. "Consolidated EBITDA" means, for any applicable period of computation, without duplication, the sum of (i) Consolidated Net Income for such period, but excluding therefrom all extraordinary items of income or loss, plus (ii) the aggregate amount of depreciation and amortization charges made in calculating Consolidated Net Income for such period, plus
      (iii) aggregate Consolidated Interest Expense for such period, plus (iv) the aggregate amount of all income taxes reflected on the consolidated statements of income of the Consolidated Parties for such period. Except as otherwise provided herein, the applicable period of computation shall be for the four (4) consecutive quarters ending as of the date of determination.

            1.61. "Consolidated Fixed Charges" means, for any applicable period of computation, without duplication, the sum of (i) all Consolidated Cash Interest Expense for the applicable period plus (ii) cash dividends paid by Wolverine Tube for the applicable period plus (iii) all Consolidated Scheduled Funded Debt Payments for the applicable period.

            1.62. "Consolidated Funded Debt" means, as of the date of determination, all Funded Debt of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

            1.63. "Consolidated Interest Expense" means, for any period, whether expensed or capitalized, all interest expense of the Consolidated Parties for such period, net of interest income for such period, all as determined in accordance with GAAP.

            1.64. "Consolidated Parties" means Wolverine Tube and all of its consolidated Subsidiaries whether direct or indirect and whether now owned or hereafter acquired.

            1.65. "Consolidated Net Income" means, for any period, the net income after taxes of the Consolidated Parties for such period, as adjusted for (i) non-cash adjustments to Consolidated Net Income due to the effect of changes in accounting methods required by GAAP and (ii) adjustments to Consolidated Net Income on account of the discontinuation of the operations of Wolverine Ratcliffs, Inc. with respect to the 2002 fiscal year in an amount not to exceed $7,500,000, as determined in accordance with GAAP.

            1.66. "Consolidated Scheduled Funded Debt Payments" means, as of the end of each fiscal quarter of the Company and its consolidated Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Debt (other than intercompany indebtedness) for the four (4) consecutive quarters beginning on such date (including the principal component of payments due on capital leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during the applicable period beginning on such date).

            1.67. "Excess Availability" shall have the meaning assigned by the Credit Agreement.

            1.68. "Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (i) Consolidated EBITDA less Unfinanced Capital Expenditures less all Consolidated Cash Taxes paid during the applicable period to (ii) total Consolidated Fixed Charges. The applicable period of computation shall be for the four (4) consecutive quarters ending as of the date of determination, except with respect to the Consolidated Scheduled Funded Debt Payments component of Consolidated Fixed Charges, which shall be for the four (4) consecutive quarters beginning as of the date of determination.

            1.69. "Funded Debt" means, without duplication, the sum of (a) all indebtedness of the Consolidated Parties for borrowed money, (b) the principal portion of all obligations of the Consolidated Parties under capital leases, (c) all commercial letters of credit and the maximum or face amount of all performance and standby letters of credit issued or bankers' acceptance facilities created for the account of a member of the Consolidated Parties, including, without duplication, all unreimbursed draws thereunder, (d) all Guaranty Obligations of the Consolidated Parties with respect to Funded Debt of another Person, (e) all Funded Debt of another entity secured by a Lien on any property of the Consolidated Parties, to the extent of the book value of the property secured thereby, whether or not such Funded Debt has been assumed by a member of the

      Consolidated Parties, (f) all Funded Debt of any partnership or unincorporated joint venture to the extent a member of the Consolidated Parties is legally obligated or has a reasonable expectation of being liable with respect thereto, net of any assets of such partnership or joint venture and (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of a member of the Consolidated Parties where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

            1.70. "Guaranty Obligations" of any Person means any obligations (other than (a) endorsements in the ordinary course of business of negotiable instruments for deposit or collection, (b) obligations arising under the Guaranty Agreements and (c) obligations arising under guaranties by a Credit Party of another Credit Party) guaranteeing or intended to guarantee any indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent to, (i) purchase any such indebtedness or other obligation or any property constituting security therefor, (ii) advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) lease or purchase property, securities or services primarily for the purpose of assuring the owner of such indebtedness or obligation, or (iv) otherwise assure or hold harmless the owner of such indebtedness or obligation against loss in respect thereof.

            1.71. "Lenders" means Wachovia Bank N.A., a national banking association with a principal place of business at 191 Peachtree Street, 30th Floor, Atlanta, Georgia 30303-8056 and the financial institutions listed on the signature pages of the Credit Agreement.

            1.72. "Lien" means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), hypothec, preference, priority, or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement filed under the Uniform Commercial Code as adopted and in effect in the State of Rhode Island , the PPSA (as defined in the Credit Agreement), or other similar recording or notice statute, and any lease in the nature thereof).

            1.73. "Unfinanced Capital Expenditures" means, for any period, all Capital Expenditures not financed from proceeds of Consolidated Funded Debt (other than Loans made under this Agreement).

            1.74. "2008 Senior Notes" means a reference to any one of Wolverine Tube's $150,000,000 7 3/8% Senior Notes, due August, 2008 issued by Wolverine Tube in favor of the 2008 Senior Noteholders pursuant to the 2008 Senior Note Indenture, as such 2008

      Senior Notes may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

            1.75. "2009 Senior Note Indenture" means that certain Indenture dated as of March 27, 2002 by and among Wolverine Tube, the Subsidiaries listed therein and Wachovia Bank, N.A., as Trustee, as such 2009 Senior
      Note Indenture may be amended, modified, restated, replaced or supplemented and in effect from time to time in accordance with the terms hereof.

            1.76. "2009 Senior Noteholders" means a collective reference to the holders from time to time of the 2009 Senior Notes and "2009 Senior Noteholder" means any one of them.

            1.77. "2009 Senior Notes" means a reference to any one of Wolverine Tube's $120,000,000 10.5% Senior Notes, due April 1, 2009 issued by Wolverine Tube in favor of the 2009 Senior Noteholders pursuant to the 2009 Senior Note Indenture, as such 2009 Senior Notes may be amended, modified, restated, replaced or supplemented and in effect from time to time in accordance with the terms hereof."

      5. Effective the date hereof, Paragraph 6.3 of the Consignment, Forward Contracts and Trading Line Agreement is amended in its entirety to read as follows:

            "6.3. Financing Statements No financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal, or any collateral for the Obligations, now owned or hereafter acquired, except for financing statements in favor of Lenders to secure the Credit Agreement and which financing statements are the subject of an Intercreditor Agreement between the Lenders and FPM dated March 27, 2002."

      6. Effective the date hereof, Paragraph 7.4 of the Consignment, Forward Contracts and Trading Line Agreement is amended in its entirety to read as follows:

            7.4. Liens Not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on (a) any of the Consigned Precious Metal, or (b) any products or property now or hereafter owned which does or will include Consigned Precious Metal, except for liens in favor of the Lenders pursuant to the Credit Agreement, which liens are the subject of an Intercreditor Agreement between the Lenders and FPM dated March 27, 2002."

      7. Effective the date hereof, Paragraph 7.6 of the Consignment, Forward Contracts and Trading Line Agreement is amended in its entirety to read as follows:

            7.6.  Financial Statements Furnish to FPM:

                  (a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the close of each Fiscal Year, a consolidated balance sheet of the Consolidated Parties as at the end of such Fiscal Year together with related consolidated statements of income, shareholder's equity and of cash flows for such Fiscal Year, setting forth in comparative form consolidated figures for the preceding Fiscal Year, all in reasonable detail and audited by independent certified public accountants of recognized national standing and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with GAAP and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Parties as a going concern. It is specifically understood and agreed that failure of the annual financial statements to be accompanied by an opinion of such accountants in form and substance as provided herein shall constitute an Event of Default hereunder. The financial statements delivered pursuant to this Paragraph will have been prepared in accordance with GAAP and will present fairly the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of the date thereof.

                  (b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (other than the fourth fiscal quarter, in which case ninety (90) days after the end thereof) of each Fiscal Year of the Consolidated Parties, a consolidated balance sheet and statements of income and of cash flows of the Consolidated Parties as at the end of such quarterly period together with related consolidated statements of retained earnings, shareholder's equity and of cash flows for such quarterly period and for the portion of the Fiscal Year ending with such period, in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, all in reasonable form and detail acceptable to FPM, and accompanied by a certificate of a senior financial officer of Wolverine Tube as being true and correct and as having been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments. The financial statements delivered pursuant to this Paragraph 7.6(b) will have been prepared in accordance with GAAP and will present fairly the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of the date thereof.

                  (c) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month of the Consolidated Parties, (i) unaudited consolidated financial statements similar to those required by clause (a) above as of the end of such period and for such period then ended and for the period from the beginning of the current Fiscal Year to the end of such period and (ii) unaudited balance sheets, income statements and statements of cash flow by unit, in each case prepared in accordance with GAAP (except that such monthly statements need not include footnotes) and certified by a senior financial officer of Wolverine Tube.

                  (d) Officer's Certificate. At the time of delivery of the financial statements provided for in Paragraphs 7.6(a), (b) and (c), a certificate of a senior financial officer of Wolverine Tube satisfactory to FPM to the effect that no Event of Default exists, or if any Event of Default does exist specifying the nature and extent thereof and what action the Companies propose to take with respect thereto. In addition, for each fiscal quarter, such certificate shall demonstrate compliance with the financial covenants contained in Paragraphs 7.8, 7.7 and 7.9 by calculation thereof as of the end of each such fiscal period, if applicable.

                  (e) Auditor's Reports. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to a member of the Consolidated Parties in connection with any annual, interim or special audit of the books of the Consolidated Parties.

                  (f) SEC and Other Reports. Promptly upon transmission or receipt thereof, copies of any filings and registrations with, and material reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Consolidated Parties shall send to its shareholders or to the holders of any other indebtedness in their capacity as such holders.

                  (g) Notices. (i) immediately of the occurrence of an event or condition consisting of an Event of Default, specifying the nature and existence thereof and what action the Companies propose to take with respect thereto, and (ii) promptly, but in any event within five (5) Business Days, following the occurrence of any of the following with respect to a Company (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Company which, if adversely determined, would have or reasonably be expected to have, a material adverse effect, (B) any levy of an attachment, execution or other process against the assets of a Company having a value of $1,000,000 or more, (C) the occurrence of an event or condition which shall constitute a default or event of default under any indebtedness of a member of the Consolidated Parties in excess of $1,000,000, (D) any development in the business or affairs of any of the Consolidated Parties which has resulted in, or which the Companies reasonably believe may result in, a material adverse effect, (E) the institution of any proceedings against a Company with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, foreign, state, provincial or local law, rule or regulation, including but not limited to, environmental laws, the violation of which would have or be reasonably expected to have a material adverse effect, or
      (F) promptly, of any change in the name of any Company.

                  (h) Annual Budget and Projections. Within thirty (30) days following the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2002, an annual budget of the Consolidated Parties containing, among other things, pro forma financial statements and projected loan usage and Excess Availability on a monthly basis under the Credit Agreement for the next Fiscal Year and financial and operational projections for such Fiscal Year.

                  (i) Borrowing Base Certificate, etc.. , A borrowing base certificate in substantially the form of Exhibit J to the Credit Agreement, duly completed and certified by a senior financial officer of Wolverine Tube and which shall be delivered to FPM simultaneously with its delivery to the Lenders pursuant to Section 7.1(i) of the Credit Agreement.

                  (j) Precious Metal Report. Within thirty (30) days of the end of each fiscal quarter, a collateral Precious Metal inventory report which shall identify all Precious Metal by location and which shall identify all liabilities to third parties for toll, pool or other third party Precious Metal by location and by third party and otherwise to be in form acceptable to FPM, certified by an Authorized Representative of the Company.

                  (k) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Companies as FPM may reasonably request.

      8. Effective the date hereof, Paragraph 7.8 of the Consignment, Forward Contracts and Trading Line Agreement is amended in its entirety to read as follows:

            "7.8. Fixed Charge Coverage Ratio. The Consolidated Parties shall maintain a Fixed Charge Coverage Ratio of not less than (a) 1.0 to 1.0 as of the last day of each fiscal quarter occurring on or prior to December 31, 2002 and (b) 1.1 to 1.0 as of the last day of each fiscal quarter occurring thereafter provided, however, to the extent that Excess Availability as of each of the last 30 days of such fiscal quarter is greater than $20,000,000, the Fixed Charge Coverage Ratio for such fiscal quarter shall not be tested."

      9. Effective the date hereof, Paragraph 7.9 of the Consignment, Forward Contracts and Trading Line Agreement is amended in its entirety to read as follows:

            "7.9. Capital Expenditures. The Consolidated Parties shall not make Consolidated Capital Expenditures in excess of (a) $18,000,000 during the Fiscal Year ending December 31, 2002, (b) $21,000,000 during the Fiscal Year ending December 31, 2003 and (c) $23,000,000 during the Fiscal Year ending December 31, 2004 (in each case computed on a non-cumulative basis)."

      10. Effective the date hereof, Paragraph 7.10 of the Consignment, Forward Contracts and Trading Line Agreement is amended in its entirety to read as follows:

            "7.10. Minimum Consolidated EBITDA. Consolidated EBITDA for the Consolidated Parties shall at all times be greater than or equal to the following amounts for the indicated fiscal quarter, calculated on a rolling four quarter basis (except for the fiscal quarter ending March 31, 2002, Consolidated EBITDA shall be calculated only for such quarter, for the fiscal quarter ending June 30, 2002, Consolidated EBITDA shall be calculated for the two fiscal quarters then ending and for the fiscal quarter ending September 30, 2002, Consolidated EBITDA shall be calculated for the three fiscal quarters then ending):

                                                              Minimum Consolidated
         Fiscal Quarter Ending                                       EBITDA
-----------------------------------------------               --------------------
March 31, 2002                                                    $ 7,800,000
June 30, 2002                                                     $21,500,000
September 30, 2002                                                $34,500,000
December 31, 2002                                                 $45,000,000
Each fiscal quarter ending in fiscal year 2003                    $50,000,000
Each fiscal quarter ending in fiscal year 2004                    $55,000,000

      11. Effective the date hereof, Paragraph 8 of the Consignment, Forward Contracts and Trading Line Agreement is amended by adding an additional Event of Default to read in its entirety as follows:

            "(k) any of the Companies shall default in the payment (beyond the applicable grace period with respect thereto, if any) or performance or observance of any indebtedness in excess of $2,500,000 (other than indebtedness outstanding under this Agreement or the Credit Agreement) or the 2008 Senior Notes or the 2009 Senior Notes, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such indebtedness to become due prior to its stated maturity; or (ii) any such indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof;"

      12. All references to the "Consignment, Forward Contracts and Trading Line Agreement" in all documents or agreements by and between the parties hereto, shall from and after the effective date hereof refer to the Consignment, Forward Contracts and Trading Line Agreement, as amended hereby, and all obligations of the Companies under the Consignment, Forward Contracts and Trading Line Agreement, as amended hereby, shall be secured by and be entitled to the benefits of such other documents and agreements.

      13. Except as amended hereby, the Consignment, Forward Contracts and Trading Line Agreement shall remain in full force and effect and is in all respects hereby ratified and affirmed.

      14. The Companies jointly and severally covenant and agree to pay all out-of-pocket expenses, costs and charges incurred by FPM (including reasonable fees and disbursements of counsel) in connection with the preparation and implementation of this Second Amendment and Agreement to Consignment, Forward Contracts and Trading Line Agreement Agreement. The Companies also jointly and severally covenant and agree to pay promptly all taxes and recording and filing fees payable under applicable law with respect to the amendment effected hereby.

      15. This Second Amendment and Agreement to Consignment, Forward Contracts and Trading Line Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                       *THE NEXT PAGE IS A SIGNATURE PAGE*

      IN WITNESS WHEREOF, the undersigned parties have caused this Second Amendment and Agreement to be executed by their duly authorized officers as of the date first above written.

WITNESS:                          WOLVERINE TUBE INC.

/s/ Mary Ann Michetti             By: /s/ James E. Deason
---------------------                 ----------------------------------------
                                  Title: Executive V.P., CFO and Secretary

                                  WOLVERINE TUBE (CANADA) INC.

/s/ Mary Ann Michetti             By: /s/ James E. Deason
---------------------                 ----------------------------------------
                                  Title: Executive V.P. and Secretary-Treasurer

                                  WOLVERINE JOINING TECHNOLOGIES, INC.

/s/ Mary Ann Michetti             By: /s/ James E. Deason
---------------------                 ----------------------------------------
                                  Title: Vice President

                                  FLEET PRECIOUS METALS INC.

                                  By: /s/ John C. Schmitt II
                                      ----------------------------------------
                                  Title: Vice President

                                  By: /s/ Paul H. Boghosian
                                      ----------------------------------------
                                  Title: Vice President